SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 27, 2003


                        PINNACLE WEST CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


           Arizona                    1-8962                   86-0512431
(State or other jurisdiction       (Commission                (IRS Employer
      of incorporation)            File Number)           Identification Number)


      400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona 85072-3999
               (Address of principal executive offices) (Zip Code)


                                 (602) 250-1000

              (Registrant's telephone number, including area code)


                                      NONE
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

APS RATE REQUEST

     On June 27, 2003, Arizona Public Service Company ("APS") filed a request with the Arizona Corporation Commission (the "ACC") for a $175.1 million, or 9.8%, increase in its annual retail electricity revenues, to become effective July 1, 2004.

MAJOR COMPONENTS OF THE REQUEST

     The major reasons for the request include:

o complying with the provisions of the APS' regulatory settlement agreement approved by the ACC in 1999 (the "1999 Settlement Agreement");

o incorporating significant increases in fuel and purchased power costs, including results of purchases through the ACC's Track B procurement process;

o recognizing changes in APS' cost of service, cost allocation and rate design;

o obtaining rate recognition of the generating plants (the "PWEC Assets") built in Arizona by Pinnacle West Energy Corporation ("Pinnacle West Energy" or "PWEC"), another subsidiary of Pinnacle West Capital Corporation (the "Company") since 1999 to serve APS' retail electricity customers;

o recovering $234 million written off by APS as a result of the 1999 Settlement Agreement; and

o recovering restructuring and compliance costs associated with the ACC's electric competition rules.

For additional background information regarding the 1999 Settlement Agreement, the ACC's electric competition rules, and this rate case, see Note 5 of Notes to Condensed Consolidated Financial Statements in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

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
REQUESTED RATE INCREASE

     The requested rate increase totals $175.1 million, or 9.8%, and is comprised of the following items:

                                                Annual Revenue     Percent
                                                   Increase       Increase
                                                   --------       --------

    Increase in base rates                     $ 166.8 million      9.3%
    Competition rules compliance charge            8.3 million      0.5%
                                               ---------------      ---
    Total increase                             $ 175.1 million      9.8%
                                               ===============      ===

TEST YEAR

     The filing is based on an adjusted historical test year ended December 31, 2002.

COST OF CAPITAL

     The proposed weighted average cost of capital for the test year ended December 31, 2002 is 8.67%, including an 11.5% return on equity.

RATE BASE

     The request is based on a rate base of $4.2 billion, calculated using Original Cost Less Depreciation ("OCLD") methodology. The OCLD rate base approximates the ACC-jurisdictional portion of the net book value of utility plant, net of accumulated depreciation, as of December 31, 2002.

     The requested rate base includes the PWEC Assets - specifically, Redhawk Combined Cycle Units 1 and 2, West Phoenix Combined Cycle Units 4 and 5 and the Saguaro Combustion Turbine Unit 3, with a total combined capacity of approximately 1700 megawatts. Upon approval of the request, the PWEC Assets would be transferred to APS from Pinnacle West Energy.

     The filing also includes calculated amounts for Fair Value Rate Base and Replacement Cost New Depreciated ("RCND") rate base. The ACC is required by the Arizona Constitution to make a finding of Fair Value Rate Base, which is defined as the arithmetic average of OCLD rate base and RCND rate base.

RECOVERY OF PREVIOUS $234 MILLION WRITE-OFF

     The request includes recovery, over a fifteen year period, of the write-off of $234 million pretax by APS as a result of the 1999 Settlement Agreement.

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
ESTIMATED TIMELINE

     APS has asked the ACC to approve the requested rate increase by July 1, 2004. The Company expects the ACC to issue procedural schedules during the next several months detailing the timeline for addressing the request.

FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements based on current expectations and we assume no obligation to update these statements or make any further statements on any of these issues, except as required by applicable laws. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. These factors include the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona; the outcome of regulatory and legislative proceedings relating to the restructuring; state and federal regulatory and legislative decisions and actions, including the outcome of the rate case APS filed with the ACC on June 27, 2003 and the wholesale electric price mitigation plan adopted by the FERC; regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation and completion of generation construction in the region, which could affect customer growth and the cost of power supplies; the cost of debt and equity capital; weather variations affecting local and regional customer energy usage; conservation programs; power plant performance; the successful completion of our generation construction program, such as permitting and licensing; our ability to compete successfully outside traditional regulated markets (including the wholesale market); our ability to manage our marketing and trading activities and the use of derivative contracts in our business; technological developments in the electric industry; the performance of the stock market, which affects the amount of our required contributions to our pension plan and nuclear decommissioning trust funds; the strength of the real estate market in SunCor's market areas, which include Arizona, New Mexico and Utah; and other uncertainties, all of which are difficult to predict and many of which are beyond our control.

ITEM 7. FINANCIAL STATEMENTS, PROFORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  Exhibits

          Exhibit No.       Description
          -----------       -----------

             99.1           Rate Application and Schedules

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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PINNACLE WEST CAPITAL CORPORATION
                                       (Registrant)


Dated: June 27, 2003                   By: Barbara M. Gomez
                                           -------------------------------------
                                           Barbara M. Gomez
                                           Treasurer

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